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Press Contact: Drew Guthrie Manager, Communications and Media Relations Phone: 212-859-7002 Fax: 212-859-5893 drew.guthrie@assurant.com	Investor Relations: Melissa Kivett Vice President Investor Relations Phone: 212-859-7029 Fax: 212-859-5893 melissa.kivett@assurant.com	John Egan Vice President Investor Relations Phone: 212-859-7197 Fax: 212-859-5893 john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Southern California Wildfire Losses of $37 Million Pretax

NEW YORK, Dec. 12, 2007 -- Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announced today that claims resulting from the October 2007 southern California wildfires are estimated at $37 million pretax. This amount includes claims received to date and expected future claims. The estimated reduction to fourth quarter 2007 net operating income is $24 million after-tax, or $0.20 per diluted share.

Assurant Specialty Property president and chief executive officer Gene Mergelmeyer said:

"Backed by our strong financial foundation, and our dedicated claims operation, we are focused on meeting our obligations to policyholders and serving our customers in their time of need. I'm very proud of our employees for their response to this crisis and for their commitment to helping those of our customers who were affected by the wildfires. We mobilized our catastrophe team operations in California and adjusted and settled over 90% of our claims within 30 days of reporting."

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses -- Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits -- have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has over $25 billion in assets and $7 billion in annual revenue www. assurant.com.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

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